CONSULTING AGREEMENT

                 This Consulting Agreement (this "Agreement") is entered into as of November 1, 2007, by and between Marani Holdings, an Armenian corporation (the "Company"), and Purell Partners, LLC, a Nevada limited liability company ("Consultant").

                 WHEREAS, the Company desires to acquire or merge with other businesses, dispose of businesses or assets, enter into strategic relationships, and/or enter into investment banking relationships, and to secure valuable management consulting to assist the Company in its operations, strategy and in its negotiations with vendors, customers and strategic partners (the "Company Objectives");

                 WHEREAS, the Company recognizes that the Consultant can assist the Company in achieving and implementing the Company Objectives,

                 WHEREAS, the Company believes it to be important both to the future prosperity of the Company Objectives and to the Company's general interest to retain Consultant, on a non-exclusive basis, and have Consultant available to the Company for consulting services in the manner and subject to the terms, provisions and conditions set forth herein;

                 WHEREAS, in order to accomplish the foregoing, the Company and Consultant desire to enter into this Agreement, effective as of November 1, 2007, pursuant to which the Company will engage the Consultant to provide the Services ( as hereinafter defined) and the Consultant will provide the Services to the Company.

                 NOW THEREFORE, in view of the foregoing and in consideration of the premises and mutual representations, warranties, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Retention. The Company hereby retains the Consultant during the Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be so retained by the Company and to provide the Services to the Company,, all upon to the terms, provisions and conditions set forth in this Agreement.

2.	Consulting Period. The period of the engagement of the Consultant hereunder shall commence on November 1, 2007 and terminate on October 31, 2010, unless earlier terminated as provided for herein ( the "Consulting Period")..

3.	Duties of Consultant. During the Consulting Period, the Consultant shall use its reasonable and best efforts to perform those actions and responsibilities necessary to assist the Company with achieving the Company Objectives, as instructed by the Company in writing from time to time, including (i) identifying, analyzing, structuring and/or negotiating business sales and/or acquisitions, including without limitation, merger agreements, stock purchase agreements, and any other agreements relating to such sales or acquisitions (provided that Consultant shall not engage in any capital raising activities), (ii) assist the Company in its corporate strategies, (iii) assist the Company in the implementation of its business plan, (iv) assist the Company in the negotiation, documentation and closing of strategic alliances, partnerships, joint ventures, consulting agreements and agreements for the sale of the Company's products, in each case as requested by the Company (the "Services"). The Company shall not be under any obligation to enter into any transaction based upon any of the Services, the decision to enter into any such transaction shall be made by the Company in its sole and absolute discretion. The Consultant shall render such Services diligently and to the best of its ability. Notwithstanding anything herein to the contrary, Consultant shall not engage in any capital raising activity, and shall not be responsible for selling, or soliciting the sale of, any securities, or maintaining a market for the Company's securities. The Company may engage such other consultants, investment bankers or other advisers with respect to the activities set forth in the immediately preceding sentence as the Company shall deem appropriate in its sole and absolute discretion, and Consultant shall not be entitled to any fees or commissions arising out of the activities of such other consultants, investment bankers or other advisors, unless Consultant provides Services with respect to such activities, subject to the limitations set forth in the second sentence of Section 5(c) hereof. The Consultant shall not legally bind the Company in any manner or to any transaction and the Consultant shall not represent to any person or entity that the Consultant has the authority to do so.

4.	Other Activities of Consultant. The Company recognizes that Consultant shall provide services to other businesses and entities other than the Company. The Consultant shall be free to directly or indirectly own, manage, operate, join, purchase, organize or take preparatory steps for the organization of, build, control, finance, acquire, lease or invest or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, manager, agent, representative, associate, consultant, investor, advisor or otherwise with (collectively, be "Affiliated" with), any business or enterprise, or permit its name or any part thereof to be used in connection with any business or enterprise, engaged in any business. The Consultant may be Affiliated with any entity or entities which may provide services to the Company; provided, however, that the Company shall not be required to engage any such entity Affiliated with Consultant for any purpose whatsoever. Consultant shall not be deemed to be a fiduciary of the Company, or to have any fiduciary duties whatsoever to the Company, other than to disclose and such affiliation to the Company. The Consultant may provide consulting services to, or be affiliated with, or participate with, any third party who does business with, or invests in or lends to the Company, and there shall be no fiduciary obligation on the part of the Consultant, other than to disclose such affiliation and/or relationship to the Company. Notwithstanding anything herein to the contrary, during the Consulting Period and for six (6) moths thereafter, the Consultant shall not provide services to any entity or person that is in the business of producing, marketing or distributing alcoholic spirits.

5.	Compensation. In consideration for Consultant entering into this Agreement and the Services provided hereunder, the Company shall compensate Consultant as follows:

a.	Monthly Fees and Benefits:

i.	Retainer. The Company shall pay to Consultant a retainer in the amount of $20,000 per month for each month during the Consulting Period.

ii	Expenses. The Company shall pay all reasonable and necessary expenses incurred during the Consulting Period by the Consultant in connection with the performance of services hereunder. The Consultant shall estimate the amount of reimbursable expense and obtain written approval by the Company prior to incurring the expenses.

b.	Fees for Acquisition Transactions. The Company shall pay to the Consultant a fee of five percent (5%) of the aggregate consideration paid for any acquisition by the Company of any business, corporation or division (a "Target"), including, but not limited to, acquisitions by stock purchase agreement, merger agreement, plan of reorganization, asset purchase agreement or license agreement, if the Target was introduced to the Company by the Consultant or the Consultant was requested by the Company to provide services in connection with the acquisition transaction. The Company shall pay to the Consultant a sales fee based upon the sale of the Company to any third party or the sale of all or substantially all of the Company's assets to third party, such sales fee to be equal to a five percent (5%) of the aggregate consideration received by the Company and its shareholders in such transaction. The fee shall be paid to Consultant when the consideration paid or received by the Company is actually paid or received by the Company as described below.

The above fee schedule will be applied to the total purchase price, which shall include all cash paid, installment notes and/or securities issued, any shareholder indebtedness that is repaid, and any other form of payment made to the seller of the assets or securities or its shareholders in connection with or arising from such transaction , including any contingent payments, consideration to be paid in the form of earnouts, covenant not to compete payments paid to the seller of any assets or securities or the shareholders thereof, marketing agreements, royalties, employment or consulting contracts and other similar compensation arrangements arising from the transaction (provided, however, that reasonable amounts paid or to be paid pursuant to any such contracts or arrangements for services actually rendered or to be rendered shall not be included), any consideration placed in escrow and the amount of any indebtedness remaining or assumed on an acquired company's financial statements at the time of closing (if , and only if the amounts are released from escrow and paid to the seller). Subject to the following sentence, the Consultant's fees shall be fully due and payable at the closing of the purchase or sale transaction, except for any part of the consideration that is received or paid in the form of an installment sale or is otherwise payable after the closing date, which shall be payable upon payment being made. The obligation for any such post-closing fees shall be the obligation of the Company or any of its successors. Without limiting the forgoing, the portion of the fee attributable to consideration in the form of contingent payments, earnouts, royalties, marketing arrangements or other similar items shall be due and payable when such consideration is actually paid to the seller or received by the shareholder(s) and/or the Company. If part or all of the consideration is paid or received in the form of securities or equity appreciation rights, then, if you agree, Consultant may elect to receive a correspondingly proportionate amount of its fee in said securities or equity appreciation rights valued in the manner set forth below. Alternatively, at Consultant's election, if the consideration consists of any security or equity appreciation right, the value of such security or equity appreciation rights shall be determined in the manner set forth below and such value shall be deemed to have been paid to the Company in cash at the closing of the purchase or sale for purposes of calculating Consultant's fee. The value of any securities other than equity appreciation rights shall be determined as of the day prior to the closing and shall be based upon the public market (i.e., the last sales price for such stock on the last trading day thereof prior to the closing) or, if there is no public market, by the value attributable to such securities in the transaction and if no such value is attributable, by the good faith mutual agreement of the Company and the Consultant.. If part or all of the consideration is received in the form of equity appreciation rights, which shall be payable to the Consultant only of the Company is sold, the value thereof for purposes of calculating Consultant's fee shall be determined in good faith by mutual agreement of Consultant and the Company. If Consultant and the Company are not able to come to a mutual agreement as to value, then the Company will retain any of the following investment banking firms to determine a fair and reasonable value, and such investment bank's valuation will be final: Houlihan Lokey Howard & Zukin, JP Morgan, UBS or any other firm that is reasonably acceptable to Consultant. The Company and the Consultant shall each pay fifty percent (50%) of fees and expenses of any such investment banking firm.

It is acknowledged and agreed that the fees described in this Section 5 (b) shall only be payable to the Consultant if the Consultant introduces the counterparty to the transaction to the Company, or at the written request of the Company, the Consultant provides services in connection with the Transaction. In addition, the fee payable to the Consultant in the case of an acquisition by the Company shall be reduced to two percent (2%), if the Consultant or its Affiliates are receiving a fee from the acquired entity or its equity holders.

c.	Third Party Commissions. The Consultant and/or its Affiliates shall be entitled to share in any fees or commissions payable by third parties on any transaction described in Section 5(c), including, but not limited to, any fees payable to Consultant by a third party lender, financing partner, or other party, or a seller of a corporation or business, including, without limitation, investment banking fees or commissions, business brokerage fees or commissions, finders fees, or any other fee payable by a third party to Consultant for any reason including the identification of the Company as a potential purchaser or seller of such corporation or business (a "Transaction Commission"). The Company hereby waives any conflict of interest that may arise due to any transaction wherein Consultant receives such a Transaction Commission, including, but not limited to, any conflict of interest which may arise as a result of the dual representation by Consultant of the seller or purchaser of a corporation or business on the one hand, and the Company on the other. The Consultant shall disclose any such conflict of interest to the Company at the time it first arises. In no event shall the Company or any of its shareholders have any responsibility or liability for the payment of any Transaction Commission.

d.	Fees for Financing Transactions. The Company will pay to Consultant a separate fee of five percent (5%) of the gross consideration received by the Company in connection with any issuance of its equity or debt securities in any private placement or five percent (5%) in connection with the issuance of any of its equity or debt securities in a public offering of its securities for cash during the Consulting Period, with respect to any such transaction in which the Consultant introduces to the Company the purchasers of such securities in a private placement or the underwriter in connection with any such public offering . This fee shall be in addition to any fee charged to the Company by any other financial advisor, consultant or any investment banking or securities firm.

It is understood that with respect to any financing or acquisition transaction, Consultant will act or is acting as a finder only, is not a licensed securities or real estate broker or dealer, and shall have no authority to enter into any commitments on the Company's behalf, or to negotiate the terms of any financing or acquisition, or to hold any funds or securities in connection with any financing or acquisition, or to perform any act which would require the Consultant to become licensed as a securities or real estate broker or dealer.

e.	Revenue Share. The Consultant may make introductions of potential customers to the Company for the purposes of generating sales. This section of this Agreement will not have any geographic limitation and it is understood that these revenues may be generated worldwide. These customers may include direct purchasers of the Company's products, distributors, hotel chains, and others. The Company shall pay to the Consultant or its assigns a fee equal to eight percent (8%) of the net revenue received by the Company from any transactions with such customers to the extent the Company makes sales to such customers who were introduced to the Company by the

Consultant during the Consulting Period. For purposes hereof, "net revenue" shall mean gross revenue, less any applicable sales tax, VAT, withholding tax or any other similar tax, levy or charge that is paid by the Company in the jurisdiction of the customer, prior to the repatriation of the consideration to the Company or deducted from the payment to the Company by the customer in order to comply with applicable foreign law or regulation. Any fees payable pursuant to this Section shall be paid in cash within thirty (30) days of the Company's receipt of payment from the customer or at the election of the Consultant, the cash fees otherwise payable to the Consultant shall be paid by the issuance of warrant to purchase shares of the Company's common stock (the" Warrants"). The Warrants shall be exercisable on a cashless basis into the number of shares at .25 cents per share at the end of the applicable quarter. The Warrants shall have a term of seven (7) years from the date of the issuance of each Warrant. The Consultant cannot exercise any warrants above 30,000,000 shares pursuant to this provision. All fees thereafter are payable in cash. The Consultant shall be responsible for the payment of all taxes due by the Consultant by virtue of the issuance of the Warrants."

It is understood that this section shall continue in Perpetuity and survive any termination clause or terms found in this agreement except upon the sale (including, without limitation by merger, recapitalization, consolidation, or other similar transactions) of the company. In the event of a sale of company, the consultant shall have the right to negotiate an extension of this agreement with the purchaser.

6.	Termination. Subject to the cure provisions contained herein, the Company may terminate the Consulting Period upon written notice for Cause (as hereinafter defined) at any time [or at any time after one year from the date hereof on thirty (30) days prior written notice to the Consultant if during such one year period the Company has not engaged in any transaction contemplated hereby as a result of the Services (a "Non-Transaction Termination")]. For purposes hereof, "Cause" shall mean that during the Consulting Period, (i) the Consultant engaged in gross and willful misconduct that is materially injurious to the Company, (ii) the Consultant's breach of any material provision or covenant contained in this Agreement which breach is not cured for a period of thirty (30) days after written notice of such breach from the Company and (iii) the conviction or plead of no contest by the Consultant to any felony and, after written notice of such conduct. Any termination pursuant to this Section 6 shall be communicated by written Notice of Intended Termination. For purposes of this Agreement, a "Notice of Intended Termination" shall mean a notice which shall clearly state the specific termination rationale as provided in this Agreement relied upon and shall set forth in reasonable and specific detail the facts and circumstances claimed to provide a basis for termination of the Consulting Period.

a.	Not less than 15 days after receipt of the Notice of Intended Termination with respect to a termination for Cause, the Consultant shall have the opportunity, upon the written request of the Consultant to a full, complete and fair hearing in the presence of the entire Board of Directors of the Company (the "Board"), with

a.	respect to any termination for Cause. The Consultant shall have the right to attempt to rebut any evidence or allegations of wrongdoing and/or the basis for the termination for Cause as set forth inn the Notice of Intended Termination at the hearing and shall have the right to be represented, at Consultant's expense, by counsel of Consultant's choice at such hearing. After such hearing, should the Board determine that this Agreement may properly be terminated for Cause, it shall issue a written Final Notice of Termination to Consultant. The Final Notice of Termination shall contain an effective termination date, which effective termination date shall be no less than thirty (30) days from the date of the Final Notice of Termination. In the event of any termination of this Agreement for Cause, the Company shall remain liable for any fees that were earned by the Consultant prior to the receipt of the Notice of Intended Termination and the reimbursement of expenses that were incurred by the Consultant prior to the date of said Notice.

b.	In the event the Company terminates this Agreement on the basis of a Non-Transaction Termination the Company shall be remain responsible for (i) the fees earned by the Consultant for the period prior to the date of the effectiveness of the Non-Transaction Termination and for any fees that would be payable with respect to any transaction contemplated hereby that the Company engages in within twelve (12) months after any such termination with respect to any counterparty that was introduced to the Company during the time prior to the termination of the Consulting Period and/ (ii) reimbursing the Consultant for any expenses properly incurred by the Consultant in accordance with this Agreement prior to the date of the notice of termination Without Cause.

c.	Notwithstanding the forgoing, the Company may terminate this Agreement at any time after one year from the date hereof, upon not less that thirty (30) days prior written notice to the Consultant for no reason whatsoever (i.e. a termination that is without Cause and not Non-Transaction Termination, a "Without Cause Termination"). It the Company elects to terminate this Agreement on the basis of a Without Cause Termination, the Company shall pay to the Consultant, as liquidated damages, at the Consultant's option, either (a) $250,000, or (b) the greater of (i) 2,000,000 shares of Common Stock (subject to adjustment for any stock splits or combinations following the contemplated merger of the Company into a public shell corporation) which shall be registered with the Securities and Exchange Commission following the issuance of the shares or (ii) the total value of all fees and other compensation paid or payable to Consultant over the twelve months prior to the date of the Notice of Intended Termination. Notwithstanding any termination of this Agreement, Consultant shall be entitled to any and all fees earned by Consultant through and including the effective date of such termination.

7.	Notice. Any notice or other communication required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth below. If sent by certified mail the notice or communication shall be effective ten (10) business days after mailing and if sent by overnight delivery it shall be effective on the business day following the day sent. Any party hereto may at any time and from time to time hereafter change the address to which notice shall be sent hereunder by notice to the other party given under this paragraph. The addresses of the parties are as follows:

TO CONSULTANT:

Purell Partners, LLC
2633 Lincoln Blvd. Suite 434
Santa Monica, CA 90405
Attention: General Counsel
Tel: (949) 246-0765
Fax: (310) 388-6051

TO THE COMPANY:

Margrit Enterprises International, Inc.,
DBA/ Marani Spirits
13152 Raymer Street suite 1-A
North Hollywood, Ca. 91605

Tel: (818) 503-5200
Fax: (818) 503-4478

8.	Waiver. No course of dealing nor any delay on the part of either party in exercising any rights hereunder will operate as a waiver of any rights of such party. No waiver of any default or breach of this Agreement or application of any term, covenant or provision hereof shall be deemed a continuing waiver or a waiver of any other breach or default or the waiver of any other application of any term, covenant or provision.

9.	Definition of "Reasonable and Best Efforts Reasonable and best efforts shall not include the payment of any non-reimbursable out-of-pocket costs or other payments by Consultant. Consultant shall not guarantee, make any representation concerning (which representation would survive the closing of any escrow or other transaction) or warrant (i) the condition, performance, value, or profitability of any business purchased, sold by, or otherwise considered for purchase or sale by the Company; (ii) the validity or authorization of any capital stock purchased, sold by, or otherwise considered for purchase or sale by the Company; (iii) the market value of any capital stock, business or assets purchased or sold by, or otherwise considered for purchase or sale by the Company; (iv) the ability to finance, refinance or otherwise mortgage or encumber any business or corporation purchased, sold by, or otherwise considered for purchase or sale by the Company; (vi) that Consultant will find or present any business or corporation which the Company will consider, approve or ultimately purchase or be able to purchase; or (vii) the covenants, representations or warranties of any party to any stock purchase, asset purchase, merger or other agreement entered into by the Company with any third party. The Consultant acknowledged and aggress that the Company makes no representation that the Company will engage in any transaction for which the Consultant has provided Services and the decision to enter into any transaction shall be made by the Company in its sole and absolute discretion. It is acknowledged and agreed that the Company is in the process of engaging in a merger transaction or other similar transaction in which the Company will be acquired by a public shell corporation, and that there shall not be any fees payable to the Consultant pursuant to Section 5 hereof as a result of, or based upon, such transaction.

10.	Successors; Binding Agreements. Prior to the effectiveness of any succession (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or the sale of all or a controlling interest in the capital stock of the Company, the Company will require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets. The Consultant may not assign this Agreement or delegate any of its duties or obligations hereunder without the prior written consent of the Company; provided that the Consultant may assign any of the compensation to be received by it hereunder to any of its Affiliates, members or officers.

11.	Survival of Terms. Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof shall survive such termination, unless the context requires otherwise.

12.	Confidentiality. The Consultant acknowledges that in the course of performing the Services the Consultant may obtain knowledge of confidential and proprietary information of the Company and other non-public information and trade secrets of the Company (collectively, the "Confidential Information"). The Consultant not disclose any such Confidential Information to any third part without the prior written consent of the Company and shall only use the Confidential Information in the performance of the Services hereunder to the extent, and only to the extent, required. The Consultant acknowledges that the unauthorized disclosure of any Confidential Information will cause the Company irreparable harm fro which the monetary damages would not be an adequate remedy. The Consultant agrees that the Company shall be entitled to obtain injunctive relief, specific performance and other equitable relief with respect to any breach or threatened breach of the confidentiality obligations of the Consultant, without being required to post a bond or other security or to establish irreparable harm. The remedies specified in this Section 12, shall be in addition to all other remedies that may be available to the Company at law or otherwise. Notwithstanding the foregoing, subject to providing the Company with prior written notice of any intended disclosure of Confidential Information, the Consultant my disclose Confidential Information pursuant to applicable law or subpoena.

13.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any signature by facsimile shall be valid and binding as if an original signature was delivered.

14.	Captions. The caption headings in this Agreement are for convenience of reference only and are not intended and shall not be construed as having any substantive effect.

15.	Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the state of California applicable to agreements entered into and to be performed entirely therein.

16.	Arbitration. Any controversy, claim, or counterclaim arising from this agreement shall be submitted to and decided by final and binding arbitration by a single arbitrator administered in Santa Monica, California by the American Arbitration Association under its commercial rules.

a.	The prevailing party in such dispute shall be entitled to recover from the other party all reasonable costs and fees of enforcing any right of the prevailing party including, without limitation, any American Arbitration Association administration fee, the arbitrator's fee, costs for the use of facilities during the hearings, expert fees, accountant's fees and expenses, and attorneys' fees and expenses. The arbitrator shall decide if such costs and fees are awarded to the prevailing party.

b.	Within 15 days after the commencement of any arbitration, the parties to the dispute shall each select names from a list of retired judges of the California Superior Court, or any higher California court, provided by the American Arbitration Association, and list such proposed arbitrators in order of preference, and submit such list to the American Arbitration Association, which shall then appoint one arbitrator based on such submissions. The arbitrator shall have the discretion to order a prehearing exchange of information by the parties, including without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of the parties.

c.	The arbitration shall generally be administered in accordance with the American Arbitration Association's Commercial Arbitration Rules. The provisions of Sections 1282.6, 1283, and 1283.05 of the California Code of Civil Procedure apply to the arbitration. The arbitrator shall have the authority to award any remedy or relief that a court of the State of California could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitrator, however, will have no authority to award punitive damages, and each party hereby irrevocably waives any right to recover such damages with respect to any issue resolved by arbitration, and the arbitrator may not, in any event, either make any ruling, finding or award that does not conform to the terms and conditions of this Agreement, or alter, amend, modify or change any of the terms of this Agreement. The arbitrator's decision shall be rendered within 30 days after the conclusion of the arbitration hearing, and the arbitrator shall make findings of fact and shall set forth the reasons and legal bases for the decision. Such arbitrator's decision shall be final and binding on the parties and shall not be subject to judicial review, and a judgment upon the decision rendered may be entered in any court having jurisdiction thereof.

d.	THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED?FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE RESOLVED BY BINDING ARBITRATION AS PROVIDED HEREIN.

17.	Attorneys' Fees, Costs and Expenses. In any action, litigation or proceeding (including mediation and/or arbitration or to enforce an arbitration award hereunder ) between the parties arising out of the in relation to this Agreement ( subject to the mandatory arbitration provisions of Section 16 hereof), the prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regarding to whether or not such matter be prosecuted to final judgment, such party's costs and expenses, including, but not limited to, all related costs and actual attorneys', accountants' and experts' fees incurred in bringing such action, litigation or proceeding and/or enforcing any judgment or order granted therein, all of which shall be deemed to have accrued upon the commencement of such action, litigation or proceeding. To the extent permitted by applicable law, any judgment or order entered in such action, litigation or proceeding shall contain a specific provision providing for the recovery of actual attorneys' fees and costs incurred in enforcing such judgment. If the judgment or order should fail to contain such a provision, the prevailing party shall have the right to initiate further action to recover its actual attorneys' fees incurred in enforcing such judgment or order, which right shall survive the entry of judgment or order in the initial action, litigation or proceeding. For the purpose of this Section 17, actual attorneys' fees shall also include, without limitation, fees incurred in the following: (i) post-judgment motions; (ii) contempt proceedings; (iii) discovery, and (iv) any post-judgment proceedings, including appeals, and collection and enforcement actions. Wherever in this Agreement the phrase "Attorneys' Fees" or "Actual Attorneys' Fees" is used, each of such phrases shall mean the full and actual cost of any legal services actually performed in connection with the matter for which such fees are sought, calculated on the basis of the usual fees charged by the attorneys performing such services, and such fees shall not be limited to "reasonable attorneys' fees" as that term may be defined by statutory or decisional cause authority.

18.	Entire Agreement/Modifications. This Agreement, along with the attached Indemnification Agreement, which is incorporated herein by this reference, constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding Consultant's retention by the Company; provided, however, that all fees previously earned and/or paid to Consultant under prior agreements shall be deemed earned, and shall be in addition to any fees payable hereunder. This Agreement shall not be altered, amended, waived or modified except in writing, duly executed by each of the parties hereto.

19.	Warranty. The Company and Consultant each hereby represent and warrant to the other that it is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is its legal, valid, binding obligation, enforceable against such party in accordance with its terms.

20.	Severability. If any term, covenant or provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the same shall not affect the remainder of such term, covenant or provision, any other terms, covenants or provisions or any subsequent application of such term, covenant or provision which shall be given the maximum effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision, or portion thereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a term, covenant or provision as similar in terms to such invalid, illegal or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal and enforceable.

                     IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

Margrit Enterprises International, Inc. DBA/ Marani Spirits By: /s/ Margrit Eyraud Name: Margrit Eyraud Title: Chief Executive Officer	PurellPartners, LLC By: _______________________________ Name: Title:

INDEMNIFICATION AGREEMENT

This Indemnification Agreement is a part of and is incorporated into that Consulting Agreement between the parties hereto (together, the "Agreement") by and between Marani Holdings, an Armenian corporation (the "Company"), and Purell Partners, LLC, a Nevada limited liability company, or its designees ("Purell").

The Company agrees to indemnify and hold harmless Purell, its affiliates, directors, officers, agents and employees, (Purell and each such entity or person, is referred to herein as an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Indemnified Person is a party (collectively, "Actions"), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in the any written document furnished to Purell or its representatives or affiliates, or any filing with the Securities and Exchange Commission (including any amendments thereof and supplements thereto) or any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) otherwise arising out of, related to or in connection with advice or services rendered or to be rendered by an Indemnified Person pursuant to the Agreement or otherwise, any transaction entered into by the Company and any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that, in the case of clause (ii) only, the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted primarily from an Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or other services referred to in the Agreement or is based upon information that was furnished to the Company by any such Indemnified Person. The Company also agrees to reimburse such Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's indemnification rights under this Agreement; provided that an Indemnified Person will repay those amounts to the Company if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person or otherwise with respect to which indemnity may be sought under this Agreement, such indemnified Person shall promptly notify the Company in writing; ( which notice shall include all papers served on the Indemnified Person, if any) provided that failure so to notify the Company shall not relieve the Company from any liability which the Company or any other person may have on account of this indemnity or otherwise, except and only to the extent the Company shall have been materially prejudiced in its defense of such matter by such failure. The Company shall have the right to control the defense of and Action for which indemnification is sought hereunder. In addition, the Company and its shareholders will not, without prior written consent of Purell, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Person from all liabilities arising out of such Action.

In the event that the foregoing indemnity is not available to an Indemnified Person in accordance with this Agreement pursuant to the requirements of applicable law, and it is not determined by a court of competent jurisdiction from which no appeal may be taken that the basis of the Action is primarily the result of the services, advice, actions or inactions of the Indemnified Person which constitute gross negligence or willful misconduct, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its shareholders, on the one hand, and to the Indemnified Persons, on the other hand, of the matters contemplated by this Agreement, and (ii) the relative fault of the Company and/or its shareholders, on the one hand, and the Indemnified Persons, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations, provided that, subject to the third paragraph of this Indemnification Agreement, in no event shall the Consultant contribute more than the amount of fees actually paid to or received by or contemplated to be paid to or received by Purell pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to Purell, on the other hand, of the matters contemplated by the Agreement, shall be deemed to be in the same proportion as (a) the total value paid to or received by or contemplated to be paid to or received by the Company, in the transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated, including any increase in the value of securities held by the shareholders of the Company, bears to (b) the fees paid to or received by or contemplated to be paid to or received by Purell in the transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its shareholders for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities and Expenses of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted primarily from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

Any party that proposes to assert the right to be indemnified under this Indemnification Agreement shall promptly, after receipt of notice of any applicable claim, action, proceeding or litigation, notify the proposed indemnifying party of the commencement of such claim, action, proceeding or litigation. Indemnification shall be limited for any party who shall fail to give notice as provided in the preceding sentence to the extent the indemnifying party was prejudiced by the failure to give such notice. An indemnifying party shall be entitled to participate in and to assume the defense of such claim, action, proceeding or litigation, with counsel reasonably satisfactory to such Indemnified Person, and after giving notice thereof, the indemnifying party shall not be liable to such Indemnified Person for any fees of other counsel or any other expenses with respect to the defense of such matter after the date of such notice, unless the Indemnified Person shall have reasonably concluded, based upon a written opinion of legal counsel for the Indemnified Person that there may be a conflict of interest between the indemnifying party and the Indemnified Person in the conduct of the defense of such matter (in which case the indemnifying party shall reimburse the Indemnified Person for the reasonable fees and expenses of one counsel).

The reimbursement, indemnity and contribution obligations set forth herein shall apply to any modification of this Agreement (unless and to the extent that such obligations are specifically modified thereby) and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.

IN WITNESS WHEREOF, this Indemnification Agreement is executed as of November 1, 2007.

PURELL PARTNERS, LLC

By: _________________________
Name:
Title:

MARGRIT EENTERPRISES INTERNATIONAL, INC.,
DBA/ MARANI SPIRITS

By:  /s/ Margrit Eyraud
Name: Margrit Eyraud
Title: Chief Executive Officer